                                                                    EXHIBIT 99.2


Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends. Specific questions regarding sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com,
(713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

                                   09/30/03       10/31/03       11/30/03       12/31/03       01/31/04       02/29/04
                                   --------       --------       --------       --------       --------       --------
Cooper Industries                     5%            4-6%           6-8%            6%            4-6%           7-9%
Electrical Products                   2%            1-3%           3-5%            4%            3-5%           6-8%
Tools & Hardware                      21%          20-22%         21-23%           13%           8-10%         13-15%

OBSERVATIONS ON RECENT SALES TRENDS FOR THE THREE MONTHS ENDED FEBRUARY 29,
2004.

COOPER INDUSTRIES

Sales for the three months ended February 29, 2004 increased 7-9% compared with last year reflecting modestly improved market conditions. Translation effects continue to be a contributor to the revenue increases.

ELECTRICAL PRODUCTS

Sales for the three months ended February 29, 2004 increased 6-8% compared with last year.

     o Strengthening industrial markets have led to increased sales of hazardous duty electrical construction materials, lighting fixtures and circuit protection products.

     o A growing recovery in electronics markets has led to increased sales of circuit protection components.

     o Continued strength in residential construction activity and the retail channel have benefitted lighting fixtures and wiring devices.

     o North American sales to power utilities have improved modestly for power management and system protection products.

     o European sales of many Cooper products increased as a result of modestly improved industrial and commercial markets.

TOOLS AND HARDWARE

Sales for the three months ended February 29, 2004 improved 13-15% compared with last year.

     o Overall power tool sales were up, reflecting higher shipments of automated assembly equipment and improving power tool demand.

     o Sales of hand tools improved, reflecting new product introductions, better retail channel sales and recovering electronic markets.

     NOTE: INCLUDES IMPACTS OF ACQUISITIONS AND DIVESTITURES, WHEN APPLICABLE.